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                                                                     Exhibit 8.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]

                                  June 15, 1999

Luigino's Inc.
525 Lake Avenue South
Duluth, Minnesota 55802

Re:  $100,000,000 10% Senior Subordinated
     Notes due 2006 Exchange Offer

Dear Ladies and Gentlemen:

     We have acted as counsel to Luigino's Inc., a Minnesota corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") on April 19, 1999 of a registration statement on Form S-4, together with subsequent amendments thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance, in exchange for $100.0 million aggregate principal amount of the Company's 10% Senior Subordinated Notes due 2006 (the "Old Notes"), of $100.0 million aggregate principal amount of the Company's 10% Senior Notes due 2006 (the "New Notes"). The New Notes are to be issued pursuant to an Indenture (the "Indenture") between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee"). Capitalized terms used herein and not defined have the meanings ascribed thereto in the Indenture.

     We hereby confirm that the statements set forth in the prospectus (the "Prospectus") forming a part of the Registration Statement under the heading "Federal Tax Considerations" constitute our opinion and accurately describe the material federal income tax consequences to the holders of the New Notes issued pursuant to the Prospectus.

     We know that we are referred to under the heading "Legal Matters" in the Prospectus, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto.

                                       Very truly yours,

                                       /s/ Dorsey & Whitney LLP

WHH